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                                                                Exhibit D-9


                   COMMONWEALTH OF VIRGINIA
                 STATE CORPORATION COMMISSION

                                   AT RICHMOND, NOVEMBER 7,
1997

APPLICATION OF

THE POTOMAC EDISON COMPANY              CASE NO. PUF970031
d/b/a ALLEGHENY POWER

For authority to issue debt securities

                   ORDER GRANTING AUTHORITY

     On October 7, 1997, The Potomac Edison Company d/b/a

Allegheny Power ("the Company" or "Applicant") filed an

application with the Commission under Chapter 3 of Title 56 of the authority to issue up to $200,000,000 in aggregate

principal of debt securities ("the Debt") prior to December

31, 2002. Applicant has paid the requisite fee of $250.

     The proceeds from the sale of the Debt will be used to

have available funds to compete effectively in a restructured electric utility market, to support the ongoing construction program, to retire short-term debt, for the replacement of

bonds at maturity, for addition of utility assets, and early redemption of outstanding bonds or preferred stock. Refunding will only occur if savings are expected to result.

     Applicant seeks flexibility to determine the interest

rate, maturity, and other terms and conditions of the Debt at the time of issuance and according to market conditions.

Applicant proposes to issue the Debt in one or more forms,

including first mortgage bonds, secured or unsecured medium

term notes, unsecured debentures, pollution control or solid waste disposal notes. Applicant may issue the Debt directly or through agents designated by Applicant from time to time.

Applicant's shelf registration of the Debt with the SEC became effective on August 18, 1997.

     The Commission, upon consideration of the application and

having been advised by its Staff, is of the opinion and finds that approval of

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the application will not be detrimental to

the public interest. However, we find that authority to issue debt should be limited from the date of this Order through

December 31, 2000.

Accordingly,

     IT IS ORDERED THAT:

     1)   Applicant is hereby granted authority to issue up to

$200,000,000 in aggregate principal in debt securities through

December 31, 2000, all in a manner, under the terms and

conditions and for the purposes as set forth in the

application.

     2)   Applicant shall submit a preliminary report within

seven(7)days after the issuance of any debt securities

pursuant to this Order including the date of the issue, the

amount issued, the coupon rate, the maturity date, the

comparable U.S. Treasury rate and an explanation for the

timing of the issue and type of debt security issued.

     3)   Within sixty (60) days after the end of each

calendar quarter in which any debt securities are issued

pursuant to this Order, Applicant shall file a more detailed report with respect to all debt securities sold during said

calendar quarter, which shall provide the date, type, and

amount of the issue(s), coupon rate, net proceeds to

Applicant, the cumulative principal amount issued under the

authority granted herein, the amount remaining to be issued, a general statement of the purposes for which the Debt was

issued, and if the purpose is for the early redemption of an outstanding issue, a schedule showing any associated losses on reacquired debt along with a calculation of the refunding

issue's effective cost rate after inclusion of any related

losses on reacquired debt, and overall cost savings from the refunding, and a balance sheet reflecting the actions taken.

     4)   Applicant shall file a final report of action, on or

before March 31, 2001, to include all information required in

Ordering

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Paragraph 3 which incorporates then-current actual expenses and fees paid for the financings with an explanation of any

variances from the estimated expenses contained in the

Financing Summary attached to the Company's application.

     5)   Approval of this application shall have no

implications for ratemaking purposes.

     6)   This matter shall be continued, subject to the

continuing review, audit and appropriate directive of the

Commission.

     AN ATTESTED COPY hereof shall be sent to the Applicant,

attention Philip J. Bray, Esquire, 10435 Downsville Pike,

Hagerstown, Maryland 21740-1766; and to the Division of

Economics & Finance of the Commission.





                        William J. Bridge
                        Clerk of the State Corporation Commission